Exhibit 10.4

MASTER LOAN SERVICING AGREEMENT

Dated as of ___________, 20______

by and between

LENDINGCLUB CORPORATION,
as Servicer
and

[_______________],
as Purchaser

This MASTER LOAN SERVICING AGREEMENT, dated as of [______], 20[__] (the “Effective Date”), by and between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, the “Servicer”) and [__________], a [______________], as a purchaser (in such capacity, the “Purchaser”).
RECITALS
WHEREAS, LendingClub and Purchaser have entered into that certain Master Loan Purchase Agreement dated as of [______], 20[__] and of even date herewith (the “Purchase Agreement”), pursuant to which Purchaser will acquire from LendingClub, from time to time, certain loans evidenced by promissory notes and the related loan documents; and
WHEREAS, Purchaser desires that LendingClub service the loans acquired by Purchaser pursuant to the terms of the Purchase Agreement, and LendingClub and Purchaser desire to set forth the terms and conditions under which LendingClub will service such loans on behalf of Purchaser and its successors and assignees.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Servicer hereby agree as follows:
ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:
“Accepted Servicing Practices” means, with respect to each Loan, the servicing, administration and collections with respect to such Loan in the same manner and with the same care, skill, prudence and diligence with which Servicer services and administers loans similar to, such Loan in the ordinary course of its business, and in all events consistent with Applicable Law, the terms of the Loan Documents and commercially reasonable servicing practices in the loan servicing industry. Notwithstanding the foregoing, (i) referral of a Delinquent Loan to a Collection Agent shall be deemed to constitute commercially reasonable servicing practices; (ii) Servicer shall have the right, at any time and from time to time and in a manner otherwise consistent with the Accepted Servicing Practices, to amend or waive any term of such Loan or, in the case of a Loan that is more than 120 days delinquent, to cancel such Loan, in each case without the consent of Purchaser, provided that such amendment or waiver is, in Servicer’s reasonable determination, a practical way to obtain a reasonable recovery from such Loan; and (iii) Servicer shall not be prevented from implementing new programs, whether on an intermediate, pilot or permanent basis, or on a regional or nationwide basis, or from modifying its standards, policies and procedures as long as, in each case, Servicer does or would implement such programs or modify its standards, policies and procedures in respect of comparable Loans serviced and administered by Servicer in the ordinary course of its business.
“ACH” has the meaning assigned to such term in Section 3.2(e) hereof.
“Addendum” has the meaning assigned to such term in the Purchase Agreement.
“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Persons, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Master Loan Servicing Agreement, including all exhibits and schedules attached hereto or delivered in connection herewith, as such agreement may be amended, supplemented and modified from time to time.

“AML-BSA Laws” means, collectively, (i) the Bank Secrecy Act of 1970, as supplemented by the USA Patriot Act, and any rules and regulations promulgated thereunder; (ii) the Office of Foreign Assets Control’s (“OFAC”) rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (iii) any other Applicable Laws relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, each as amended.
“Ancillary Fees” means all ancillary fees and other compensation derived from the Loans after the Purchase Date to the extent not otherwise prohibited by this Agreement, the related Loan Documents or Applicable Law, which shall include (i) all ancillary fees charged to Borrowers, including, but not limited to, insufficient fund charges, name change fees and other similar Borrower fees, and (ii) all ancillary fees charged to Purchaser, including, but not limited to, collection and other fees paid to Collection Agents (or to Servicer where Servicer has collected amounts due on a Delinquent Loan), administrative fees, reporting fees and other such fees and expenses. Servicer shall be entitled to all Ancillary Fees collected on the Loans. Notwithstanding the foregoing, Ancillary Fees do not include Servicing Fees and all payments with respect to principal, interest, default interest, origination or similar fees and late fees attributable to the Loan.
“Applicable Law” means all federal, state and local laws, statutes, rules, regulations and orders applicable to any Loan or any Party or relating to or affecting the servicing, collection or administration of any Loan, and all requirements of any Regulatory Authority having jurisdiction over a Party with respect to its activities hereunder, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
“Bank” means a bank, savings association, or credit union chartered in the United States, or a foreign depository institution acting through a U.S. bank branch, regulated by and subject to the authority of a Regulatory Authority.
“Borrower” means, with respect to each Loan, each Person or other obligor (including any co-borrower, co-maker, co-signor or guarantor) who is obligated under the terms of such Loan.
“Borrower Information” means any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to a Borrower, including, but not limited to: a Borrower’s name, address, telephone number, account number, or transactional account history, account status; the fact that the Borrower has a relationship with Purchaser or Servicer; and any other personally identifiable information.
“Business Day” means any day other than: (a) a Saturday or Sunday; (b) a legal or federal holiday; and (c) a day on which banking and savings and loan institutions in San Francisco, California, New York, New York, or the State of Utah are required or authorized by law or Regulatory Authority to be closed for business.
“Change in Control” means the occurrence of either of the following: (i) Servicer merges or consolidates with any other Person and after giving effect to such merger or consolidation, Servicer is not the surviving entity, or (ii) any event or condition occurs which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a person or group that owns the majority of the common stock of Servicer as of the Effective Date, becoming or obtaining rights (whether by means of warrants, options or otherwise) to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding common stock of, or otherwise obtain voting control over, Servicer.
“Charge Off Policy” means the policy of Servicer for the charge off of loans included in its servicing portfolio, a complete and correct copy of which is attached hereto as Exhibit B, which policy may be modified or amended from time to time by Servicer in accordance with Accepted Servicing Practices and with notice thereof to Purchaser within five (5) Business Days (or such lesser number of days as may be agreed to by Purchaser) after such modification or amendment.
“Charged Off Loan” has the meaning set forth in Section 3.2(c) herein.

“Charged Off Loan Broker” means a broker of a Charged Off Loan, under an agreement between such broker and Servicer to which Purchaser is contractually joined as a seller thereunder.
“Charged Off Loan Purchaser” means a purchaser of a Charged Off Loan, under an agreement between such purchaser and Servicer to which Purchaser is contractually joined as a seller thereunder.
“Charged Off Loan Servicing Fee” has the meaning set forth in Exhibit A to this Agreement.
“Claims Notice” has the meaning assigned to such term in Section 5.3(b) hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collection Agent” means Servicer, if applicable, or any Person(s) designated by Servicer for the purpose of making collections in respect of Loans; provided, that Servicer may not designate for such purpose any Person entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.
“Delinquent” means, with respect to a Loan, the Monthly Payment due on a Due Date is not made by the close of business on the day prior to the next succeeding Due Date.
“Discloser” has the meaning set forth in Section 3.3(a) herein.
“Due Date” means, with respect to any Loan, the day of the calendar month on which the Monthly Payment is due on a Loan, exclusive of any grace period.
“Errors and Omissions Insurance” means Errors and Omissions Insurance to be maintained by Servicer in accordance with Section 3.5.
“Indemnified Party” has the meaning set forth in Section 5.3(c) herein.
“Indemnified Purchaser Party” has the meaning set forth in Section 5.3(a).
“Indemnified Servicer Party” has the meaning set forth in Section 5.3(b).
“Indemnifying Party” has the meaning set forth in Section 5.3(c).
“Indemnity Deductible” shall mean, for any date of determination, [__]% of the aggregate original principal balances of all Loans sold to Purchaser pursuant to the terms of the same Addendum as of the most recent month end.
“Information Security Program” means written policies and procedures adopted and maintained to (i) ensure the security and confidentiality of Borrower Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Borrower Information; (iii) protect against unauthorized access to or use of the Borrower Information that could result in substantial harm or inconvenience to any Borrower and (iv) that fully comply with the applicable provisions of the Privacy Requirements.
“LendingClub” means LendingClub Corporation.
“Liquidated Loan” means a Loan which has been liquidated, whether by way of a payment in full, a disposition, a refinance, a compromise, a sale to a Charged Off Loan Purchaser or any other means of liquidation of such Loan.
“Liquidation Proceeds” means cash proceeds, if any, received in connection with the liquidation of a Liquidated Loan, net of any Charged Off Loan Broker fees or Charged Off Loan Servicing Fees.

“Loan” means each Purchased Loan (as defined in the Purchase Agreement).
“Loan Interest Rate” means the per annum rate used to calculate interest due on the outstanding principal balance of such Loan.
“Loan Documents” has the meaning assigned to such term in the Purchase Agreement.
“Loan Document Package” has the meaning assigned to such term in the Purchase Agreement.
“Loan Modification” means, with respect to any Loan, any waiver, modification or variance of any term or any consent to the postponement of strict compliance with any term or any other grant of an indulgence or forbearance to the related Borrower in accordance with the Accepted Servicing Practices pursuant to Section 3.1.
“Loan Schedule” means the schedule of Loans prepared and maintained by Servicer and made available to Purchaser through online access or other computer transmission that identifies each of the Loans being serviced hereunder.
“Losses” has the meaning set forth in Section 5.3(a).
“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, financial condition, operations, or properties of such Person that would substantially prevent or impair the Person’s ability to perform any of its obligations under this Agreement (which impairment cannot be timely cured, to the extent a cure period is applicable).
“Material Adverse Effect” means, with respect to a Party, (a) a Material Adverse Change with respect to such Party and its Affiliates taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement with respect to such Party.
“Monthly Payment” means, with respect to any Loan, the amount of the scheduled monthly payment of principal and/or interest on a Loan.
“Nonperforming Loan” means any Loan in respect of which at least two (2) Monthly Payments are Delinquent.
“P&I Election Instructions” has the meaning set forth in Section 3.2(e) herein.
“Party” means either Servicer or Purchaser, as the context so requires.
“Parties” means Servicer and Purchaser together.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, including any government agency, commission, board, department, bureau or instrumentality.
“Principal Prepayment” means, with respect to any Loan, any payment or other recovery of principal on such Loan which is received in advance of the scheduled Due Date for the payment of such principal amount.
“Privacy Requirements” means (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (ii) federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332, and 573 and 16 C.F.R. Part 313; (iii)

Interagency Guidelines Establishing Standards For Safeguarding Obligor Information and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570, and 16 C.F.R. Part 314; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Borrower Information including, but not limited to, information security requirements promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and codified at 201 C.M.R. Part 17.00.
“Proceeds” has the meaning set forth in Section 3.2(e) herein.
“Promissory Note” means, with respect to each Loan, the note or other evidence of the indebtedness of a Borrower.
“Purchase Agreement” means the Purchase Agreement as defined in the recitals above, as the same may be amended or otherwise modified from time to time.
“Purchase Date” means, with respect to each Loan, the date that such Loan is purchased by Purchaser under the Purchase Agreement.
“Purchaser” has the meaning set forth in the introductory paragraph.
“Purchaser Claims Notice” has the meaning assigned to such term in Section 5.3(a) hereof.
“Purchaser Event of Default” has the meaning set forth in Section 7.1(b).
“Purchaser Online Account” means each online account established by Purchaser, as described in the Purchase Agreement.
“Recipient” has the meaning set forth in Section 3.3(a) herein.
“Regulatory Authority” means any United States federal, state, county, municipal or local governmental or regulatory authority, agency, board, body, commission, instrumentality, court, tribunal or quasi-governmental authority having jurisdiction over a Party.
“Representatives” has the meaning set forth in Section 3.3(a) herein.
“Repurchase Price” means, for any Loan, the original principal balance of the Loan, less all amounts received with respect to payments of principal on such Loan after the applicable Purchase Date.
“Repurchase Procedure” means, with respect to a Loan subject to a Specified Indemnity Claim, the process by which Servicer shall purchase, or shall cause the purchase of, such Loan from Purchaser for the applicable Repurchase Price.
“Resale Differential” has the meaning set forth in Section 5.3(a).
“Resale Period” has the meaning set forth in Section 5.3(a).
“Resale Price” means, with respect to any sale of a Loan to a third party in accordance with the Resale Procedure, the fair market value of such Loan as of the date of such sale.
“Resale Procedure” means, with respect to a Loan subject to a Specified Indemnity Claim, the process by which Servicer shall arrange for and Purchaser shall agree to the sale of such Loan by Purchaser to a third party for a purchase price equal to the Resale Price.
“Servicer” means LendingClub, or its successor in interest or permitted assigns, in its capacity as the servicer under this Agreement, or any successor to Servicer under this Agreement as herein provided.

“Servicer Claims Notice” has the meaning assigned to such term in Section 5.3(b) hereof.
“Servicer Event of Default” has the meaning set forth in Section 7.1(a).
“Servicer Physical Payment Address” means Servicer’s address where it maintains its books and records for the Servicing Files and, with respect to LendingClub in its capacity as Servicer, is (as of the Effective Date): 71 Stevenson St., Suite 300, San Francisco, CA 94105.
“Servicing Compensation” means the compensation payable to Servicer hereunder consisting of (a) the Servicing Fees and (b) the Ancillary Fees.
“Servicing Fee” shall have the meaning assigned thereto in Exhibit A attached hereto.
“Servicing File” means, with respect to each Loan, the items, documents, files and records pertaining to the servicing of such Loan, including, but not limited to, the computer files, data tapes, books, records, notes, copies of the Loan Documents and all additional documents generated as a result of or utilized in originating and/or servicing such Loan, which are delivered to or generated by Servicer.
“Servicing Rights” means, with respect to any Loan, any and all of the following rights arising under this Agreement: (a) any and all rights to service such Loan; (b) the rights to payment of the Servicing Fee and any Ancillary Fees (including any collection fees) with respect to such Loan; (c) the rights to all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Servicer thereunder; (d) the rights to collect all payments of the Servicing Fee and any Ancillary Fees (including any collection fees) as provided herein; and (e) the rights to maintain and use any and all Servicing Files and other data and information pertaining to such Loan, or pertaining to the past, present or prospective servicing of such Loan.
“Specified Indemnity Claim” has the meaning set forth in Section 5.3(a).
“Subcontractor” means any Person to whom Servicer delegates its duties hereunder pursuant to Section 2.2 hereof, including any Charged Off Loan Purchaser or Charged Off Loan Broker; provided, that Servicer may not so delegate its duties to any Person entitled to impose a statutory lien upon any Loan to secure payment for services rendered by such Person.
ARTICLE II
PURCHASER’S ENGAGEMENT OF SERVICER TO PERFORM SERVICING

2.1    Contract for Servicing; Possession of Servicing Files.

From and after each Purchase Date and until the earlier of: (i) such date as all Loans become Liquidated Loans; or (ii) the termination of this Agreement in accordance with Section 7.1, below, Purchaser appoints and contracts with Servicer as an independent contractor, subject to the terms of this Agreement, for the servicing of the Loans. Such appointment is irrevocable, except in the instances described in Section 7.1 below. Purchaser is the owner of the Servicing Rights relating to each Loan serviced by Servicer hereunder; except that Servicing Rights shall not include the customer relationship with, or the right to market to, Borrower, which rights shall remain with Servicer.

Subject to the terms of this Agreement, Servicer shall have, as Purchaser’s independent contractor, all Servicing Rights associated with the Loans. Servicer shall establish and maintain a Servicing File with respect to each Loan in order to service such Loan pursuant to this Agreement, and such Servicing File is and shall be held in trust by Servicer on behalf of and for the benefit of Purchaser, as purchaser thereof. Each Loan Document and the contents of the Servicing File shall be vested in Purchaser, and the ownership of all records and documents with respect to the related Loan prepared by or which come into the possession or control of Servicer shall immediately vest in Purchaser and shall be retained and maintained, in trust, by Servicer at the will of Purchaser in such custodial capacity only. Each Servicing File shall be maintained electronically and shall be appropriately identified or recorded to reflect the ownership of the related Loan by Purchaser. Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, and Purchaser shall thereafter hold such Servicing File in accordance with the terms of this Agreement. To the extent that original documents are not required for purposes of realization of Loan proceeds, documents maintained by Servicer will be in digital format.
Servicer shall maintain the Servicing Files and the Loan Documents electronically, and such files and documents may be accessed through the Purchaser Online Account(s) or at the Servicer Physical Payment Address or such other physical location as designated by Servicer in writing; provided, however, that in no event shall such physical location be located outside the continental United States.
Record title to each Loan and the related Promissory Note shall remain in the name of Purchaser. Control and ownership of each Loan shall be established by an electronic record of such Loan that: (i) contains an identifiable and authoritative copy of the Loan Documents; (ii) identifies Purchaser as the purchaser of the Loan; (iii) is made available to Purchaser through the applicable Purchaser Online Account; (iv) is not altered to add or change the identification of Purchaser as purchaser of the Loan without the participation of Purchaser; and (v) is not revised except in accordance with the terms of this Agreement, the Loan Documents, or with the written consent of Purchaser, or unless required by Applicable Law. Servicer shall maintain such electronic record for each Loan as bailee and custodian on behalf of Purchaser at all times during the term of this Agreement.
2.2    Assignment and Delegation of Duties.

Servicer may assign or delegate any of its duties and obligations hereunder to any Subcontractors or Collection Agents; provided that, unless otherwise agreed to between Servicer and Purchaser, Servicer shall remain responsible for the performance of such duties and obligations in accordance with the terms of this Agreement and shall be liable for the acts or omissions of any such Subcontractor or Collection Agent in performing the same, and any such assignment or delegation will not relieve Servicer of its liabilities and responsibilities with respect to such duties and obligations under this Agreement, and shall not constitute a resignation within the meaning of Section 6.3 hereof.
2.3    Assistance and Cooperation of Purchaser.

If any actions of Purchaser are necessary or appropriate in connection with the servicing and administration of the Loans hereunder, then Purchaser shall use its commercially reasonable efforts to perform such actions in a timely manner and to cooperate with and assist Servicer in connection with such actions; provided that, notwithstanding anything to the contrary contained in this Agreement and except as specified above, Servicer shall have the exclusive right to maintain and develop the customer relationship with, and the right to market to, any Borrower; and provided further that, so long as LendingClub remains Servicer under this Agreement, neither Purchaser nor any Person acting on behalf of Purchaser shall contact any Borrower without the prior written consent of Servicer, unless Purchaser or its designee (or an Affiliate thereof) is acting as a Collection Agent on behalf of Servicer.

ARTICLE III
SERVICING OF LOANS

3.1    Servicer to Service.
Servicer, as an independent contractor, shall service and administer each Loan from and after the related Purchase Date in accordance with Applicable Law, the Accepted Servicing Practices and the terms of this Agreement and shall have full power and authority, acting alone or through the utilization of Subcontractors, to do any and all things in connection with such servicing and administration as limited by the terms of this Agreement and Accepted Servicing Practices. Servicer’s general obligations with respect to the servicing of Loans hereunder shall include, without limitation, the following:
(a)    Maintaining a bank account, address, or other electronic or physical facility to which Borrower is instructed to send payments due under the terms of each Loan;

(b)    Attempting to collect Borrower payments from that address on the schedule set forth in the applicable Loan Documents;

(c)    Correctly posting Proceeds from all collected Borrower payments to the applicable Purchaser Online Account;

(d)    Maintaining a toll free number (staffed between normal business hours during its regular Business Days) for Borrowers to call with inquiries with respect to the Loans, and responding to such inquiries;

(e)    Responding to inquiries by any Regulatory Authority with respect to the Loans (provided, however, that Servicer shall give Purchaser, as soon as reasonably practicable, prior written notice of and the opportunity to participate in any such inquiry);

(f)    Investigating and maintaining collection procedures for delinquencies, and delivering any reports on delinquencies as may be agreed upon by the Parties; and

(g)    Processing final payments provided by Borrowers on the Loans.

Any material change made to the Accepted Servicing Practices involving the practices and procedures followed by Servicer shall be communicated to Purchaser in the same method and manner as such change is communicated to the public; provided, that if such material change only relates to a Loan Program for which Servicer does not in the ordinary course of business make public communications, Servicer shall notify Purchaser at least 10 Business Days prior to the making of such change.
Servicer may grant, permit or facilitate any Loan Modification for any Loan in accordance with the Accepted Servicing Practices and provided that such Loan Modification is, in Servicer’s reasonable determination, a practical way to obtain a reasonable recovery from such Loan. Servicer shall notify Purchaser through the applicable Purchaser Online Account of any Loan Modification granted, permitted or facilitated by Servicer. Servicer shall not charge any Borrower any fees not contemplated in the Loan Documents without giving effect to any Loan Modifications or other amendments or modifications directed by Servicer in accordance with this Agreement.

In furtherance of the foregoing, Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and Purchaser, all notices or instruments of satisfaction, cancellation or termination, or of partial or full release, discharge and all other comparable instruments, with respect to the Loans; provided, however, that Servicer shall not be entitled to release, discharge, terminate or cancel any Loan or the related Loan Documents unless (i) such Loan is a Charged Off Loan, (ii) Servicer shall have received payment in full of all principal, interest and fees owed by the Borrower related thereto, or (iii) Servicer accepts a reduced payment of principal, interest and fees owed on such Loan that is a Nonperforming Loan, in each case in accordance with the Accepted Servicing Practices. If reasonably required by Servicer, Purchaser shall furnish Servicer with any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement, and Servicer shall indemnify and hold Purchaser harmless for any costs, liabilities or expenses incurred by Purchaser in connection with any use of such power of attorney by Servicer or its agents in breach of this Agreement.
Notwithstanding anything to the contrary herein, Servicer shall comply with the commercially reasonable written instructions of Purchaser necessary to comply with any regulatory requirements applicable to, or agreed to by, Purchaser or any supervisory rules agreed to or imposed on Purchaser and delivered to Servicer from time to time with respect to the servicing of the Loans. It is understood by the Parties hereto that in the event of any conflict between this Agreement and Purchaser’s written instructions, Purchaser’s written instructions shall control; provided, however, that in the event that there is a conflict between Purchaser’s written instructions and any Applicable Law, the Accepted Servicing Practices, or the Loan Documents, Servicer shall use commercially reasonable efforts to provide Purchaser with prompt notice of such conflict, and in such case, the Applicable Law, the Accepted Servicing Practices or the Loan Documents shall control, in the foregoing order of priority, to resolve the conflict.
3.2    Collection of Payments and Liquidation of Loans.
(a)    Collection of Payments. Continuously from the related Purchase Date until the date each Loan becomes a Liquidated Loan or otherwise ceases to be subject to this Agreement, in accordance with the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to collect all Monthly Payments and any other payments due under each of the Loans when the same shall become due and payable.
(b)    Loss Mitigation. With respect to any Loan, in accordance with the Accepted Servicing Practices, Servicer shall use commercially reasonable efforts to realize upon Loans in such a manner that reasonably attempts to maximize the receipt of principal and interest for Purchaser, including pursuing any Loan Modification pursuant to Section 3.1 or pursuing other loss mitigation or other default recovery actions consistent with the Accepted Servicing Practices.
(c)    Charged Off Loans. Promptly following any Loan satisfying the charge off criteria as set forth in its Charge Off Policy, Servicer shall, in accordance with the Charge Off Policy, charge off the related Loan (the date of such charge off being the “Charge Off Date” and each such Loan, a “Charged Off Loan”). Servicer may, but is not required to, facilitate the sale and transfer of the Loan and the Loan Documents for such Charged Off Loan to a Charged Off Loan Purchaser (other than Charged Off Loans that are deemed non-conforming or ineligible for purchase by such Charged Off Loan Purchaser) and Servicer shall be relieved of its ongoing servicing and collection obligations hereunder, except with respect to causing any proceeds to be deposited into the applicable Purchaser Online Account pursuant to Sections 3.2(e) and (f).
(d)    Power of Attorney. Concurrent with the signing of this Agreement, Purchaser shall deliver a fully executed, notarized Power of Attorney in the form attached hereto as Exhibit C, naming Servicer as Purchaser’s attorney-in-fact to: (i) carry out the terms of Section 3.2(c) in connection with the sale and transfer of a Charged Off Loan; (ii) execute a joinder agreement in a form approved by Purchaser joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and (B) a Charged Off Loan Purchaser; and (iii) take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or its successors or assignees in accordance with this Agreement and the Purchase Agreement.

(e)    Establishment of and Deposits to the Applicable Purchaser Online Account.
Prior to its purchase of Loans, Purchaser shall establish the related Purchaser Online Account(s), in accordance with the terms of the Purchase Agreement. Purchaser shall grant and provide Servicer with rights to cause funds to be deposited into and withdrawn from the Purchaser Online Account(s) for the purpose of performing its servicing functions pursuant to this Agreement, including without limitation by way of automated clearing house (“ACH”) transfer.
Servicer shall cause to be deposited into the applicable Purchaser Online Account within four (4) Business Days (or two (2) Business Days for purposes of Loans purchased pursuant to the terms of either Addendum No. 5 (Multi-Draw Line of Credit Loan Program) or Addendum No. 6 (Single Draw Line of Credit Loan Program), if applicable) of the receipt of payment by Servicer (but not by an agent of Servicer, Subcontractor or Collection Agent) the following collections received from the Loans and payments made by the related Borrowers after each Purchase Date (clauses (i) through (v) below, collectively, the “Proceeds”):

(i)	all payments on account of principal on the Loans, including all Principal Prepayments;

(ii)	all payments on account of interest and fees (excluding Ancillary Fees) on the Loans;

(iii)	all Liquidation Proceeds;

(iv)	to the extent not otherwise included in any other clauses of this Section 3.2(e), any net proceeds from the Loans whether by any Subcontractor or Collection Agent; and

(v)	any other collections from the Loans and any other amounts required to be deposited or transferred into the applicable Purchaser Online Account pursuant to this Agreement;
provided, however, that Servicer or Bank shall be entitled to withhold and retain any interest and fees that accrued on any Loans prior to their respective Purchase Dates. Following the deposit of Proceeds due to Purchaser into a Purchaser Online Account, Servicer will distribute or reinvest principal and interest Proceeds in accordance with Purchaser’s elections set forth on Exhibit D to this Agreement (the “P&I Election Instructions”). The P&I Election Instructions provided by Purchaser to Servicer in connection with the execution of this Agreement shall be effective as of the date they are accepted by Servicer in writing in its sole discretion and will apply for each subsequent calendar month during the term of this Agreement, unless superseded by new P&I Election Instructions.
Notwithstanding the above, Liquidation Proceeds due to Purchaser from the sale of Charged Off Loans sold on behalf of Purchaser will be retained by Servicer until the expiration of any period during which any Charged Off Loan Purchaser is contractually permitted to require repurchase by Purchaser under any agreement relating to the sale of Charged Off Loans to which Purchaser has been contractually joined pursuant to Section 3.2(d).
In the event that Servicer receives any payments on any Loans directly from or on behalf of the Borrower or any payments at a Servicer Physical Payment Address, Servicer shall receive all such payments in trust for the sole and exclusive benefit of Purchaser, and shall cause to be deposited into the applicable Purchaser Online Account within four (4) Business Days (or two (2) Business Days for purposes of Loans purchased pursuant to the terms of either Addendum No. 5 (Multi-Draw Line of Credit Loan Program) or Addendum No. 6 (Single Draw Line of Credit Loan Program) Loan Program), if applicable) of receipt by Servicer (but not by an agent of Servicer, Subcontractor or Collection Agent) all such payments described in this Section 3.2 (in the form so received).
Notwithstanding the foregoing, (a) payments in the nature of Servicing Compensation may be retained by Servicer and need not be deposited into the Purchaser Online Account(s), and (b) Servicer may net any amounts that it is entitled to hereunder against any funds for deposit to the Purchaser Online Account(s) in accordance with Section 3.2(f). Any benefit derived from funds deposited into the Purchaser Online Account(s) shall accrue to the benefit of Purchaser.

If applicable, in addition and subject to the foregoing, for purposes of Loans purchased pursuant to the terms of Addendum No. 5 (Multi-Draw Line of Credit Loan Program) (as such Addendum is described in further detail in the Purchase Agreement), Servicer agrees to allocate collections received from the Loans and payments made by the related Borrowers after each Purchase Date in accordance with the terms of Section III(d) of Addendum No. 5 (Multi-Draw Line of Credit Loan Program).
(f)    Permitted Netting and Withdrawal of Proceeds.
Servicer shall, from time to time, be allowed to offset against Proceeds prior to deposit into the applicable Purchaser Online Account and, if necessary, withdraw from the applicable Purchaser Online Account funds for the following purposes:

(i)	to pay itself the earned and unpaid Servicing Compensation on such dates as determined by Servicer, subject to providing prior notice as described below; or

(ii)	to remove funds transferred in error or funds that are required to be returned for any reason (including for the avoidance of doubt, a Borrower’s failed ACH payment or a Borrower’s
ACH payment that is returned after settlement), subject in each case to providing information regarding the offset or withdrawal as described below.
In the case of clause (i) above, prior to the netting or withdrawal or, in the case of clause (ii) above, within five (5) Business Days after the netting or withdrawal, Servicer shall provide Purchaser with information regarding any netting or withdrawal of funds subject to clauses (i) or (ii) above, together with reasonable supporting details. Servicer shall keep and maintain, in a digital format reasonably acceptable to Purchaser, separate accounting records, on a Loan by Loan basis, for the purpose of substantiating any deposits into and withdrawals from the applicable Purchaser Online Account or netting of Proceeds as permitted above.
(g)    Credit/Other Reporting.
Servicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, as well as Servicer’s own policies and practices, accurate and complete information (e.g., favorable and unfavorable) on its Borrower credit files to each of the following credit repositories, as applicable: Trans Union, LLC and Experian Information Solution, Inc.
Servicer shall deliver or otherwise make available to Purchaser or its designee the following reports in a digital format during the term of this Agreement:

(i)
A monthly statement with respect to the previous month that includes a list of all Loans and the delinquency status of all Loans, including a list of any Loans that were fully repaid or became Charged Off Loans during such month. The report will be delivered within the first 15 days of each month;

(ii)	A daily report listing certain characteristics of any Loans; and

(iii)	Such other information as may be reasonably agreed to by the Parties.

3.3    Confidentiality/Protecting Customer Information.
(a)    Confidential Information. During the term of this Agreement, a Party (the “Recipient”) may receive or have access to certain information of the other Party (the “Discloser”) including, though not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to such other Party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a Party or to which a Party is given access pursuant to this Agreement by the other Party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential (together, “Confidential Information”). In addition to the foregoing, this Agreement shall also be deemed to be “Confidential Information.” Recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Recipient uses to protect its own Confidential Information of a like nature. Recipient’s obligations shall only extend to (a) information that is marked as confidential at the time of disclosure, (b) information that is unmarked (e.g., orally, visually or tangibly disclosed) but which the Discloser informs the Recipient should be treated as confidential at the time of disclosure, or (c) information that a reasonable person would understand to be confidential. This Agreement imposes no obligation upon Recipient with respect to information that: (1) was in Recipient’s possession before receipt from Discloser as evidenced by its books and records prior to the receipt of such information; (2) is or becomes a matter of public knowledge through no fault of Recipient, or its employees, consultants, advisors, officers or directors or Affiliates; (3) is rightfully received by Recipient from a third party without a duty of confidentiality; (4) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (5) is independently developed by Recipient without reference to the Confidential Information; (6) is disclosed under operation of law (including in connection with a regulatory examination of the Purchaser or any of its Affiliates); or (7) is disclosed by Recipient with Discloser’s prior written approval. In addition to the foregoing, Purchaser covenants that it will not use, in violation of any Applicable Law, any material non-public information that has been provided to it by Servicer in Purchaser’s decision to invest in any securities issued by Servicer, provided that the Loans shall not be considered securities for the purposes of this Section 3.3(a). Recipient may disclose Confidential Information to its officers, directors, employees, trustees, members, partners, potential and existing financing sources (including, with respect to Purchaser, any potential or existing investor in, and Person acting as a trustee or service provider in connection with, asset-backed securities for which the Loans are included in the collateral or trust assets), advisors or representatives (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers, financial advisors, custodian and backup servicer) (collectively, “Representatives”) who need to have access to such Confidential Information. Recipient shall be responsible for any breach of this Section 3.3(a) by any of its Representatives.
(b)    Additional Confidentiality and Security. In addition to its general obligation to comply with Applicable Law and the obligations of Section 3.3(a), the Parties shall also adhere to the following requirements regarding the confidentiality and security of Borrower information and Loan Documents:

(i)	Protection And Security Of Individual Borrower Information Under Gramm-Leach-Bliley Act.

(1)	Each Party shall maintain at all times an Information Security Program.

(2)
Each Party shall assess, manage, and control risks relating to the security and confidentiality of Borrower Information, and shall implement the standards relating to such risks in the manner set forth in the applicable provisions of the Privacy Requirements.

(3)
Without limiting the scope of the above, each Party shall use at least the same physical and other security measures to protect all Borrower Information in such Party’s possession or control, as such Party uses for its own confidential and proprietary information.

(4)	At Servicer’s reasonable request, Servicer may review and request details with respect to Purchaser’s Information Security Program.

(ii)	Compliance With Privacy Requirements. The Parties shall comply with all applicable Privacy Requirements.

(iv)
Unauthorized Access to Borrower Information. In the event Purchaser knows or reasonably believes that there has been any unauthorized access to Borrower Information in the possession or control of Purchaser that compromises (or threatens to compromise) the security, confidentiality or integrity of such Borrower Information, Purchaser shall take the following actions:

(1)	promptly notify Servicer of such unauthorized access;

(2)	identify to Servicer what specific Borrower Information may have been accessed, including (if applicable) the name and account number of each affected Borrower;

(3)	take commercially reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur and promptly notify Servicer of such steps;

(4)	take commercially reasonable steps to prohibit further disclosure of Borrower Information and promptly notify Servicer of such steps;

(5)	upon Servicer’s request, share with such other Party the results of any computer forensics analysis of any unauthorized access; and

(6)	cooperate with Servicer as reasonably necessary to facilitate compliance with any Applicable Laws and regulations regarding unauthorized access of Borrower Information.
The Parties agree that any breach or threatened breach of this Section 3.3(b) of this Agreement could cause not only financial harm, but also irreparable harm to Servicer; and that money damages may not provide an adequate remedy for such harm. In the event of a breach or threatened breach of this Section 3.3(b) of this Agreement by Purchaser, Servicer shall, in addition to any other rights and remedies it may have, be entitled to (1) terminate this Agreement and any and all other agreements between Purchaser and Servicer immediately; (2) seek equitable relief, including, without limitation, an injunction (without the necessity of posting any bond or surety) to restrain such breach; and (3) pursue all other remedies Servicer may have at law or in equity.
Following the termination of this Agreement, each Party agrees that it will destroy all copies of Confidential Information of the other Party, without retaining any copies thereof, and destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided, however, that each Party may retain such limited copies or materials containing Confidential Information of the other Party for customary document retention and audit purposes, as required by Applicable Law. Any Confidential Information retained pursuant to this provision shall remain subject to the terms of this Agreement.

3.4	No Use of Non-Public Borrower Data.
In the course of purchasing and holding Loans, Purchaser may have access to certain information concerning Borrowers. Such information could include any and all items included in a Loan Document Package and all information included in a listing for an Eligible Loan (the “Borrower Data”). Certain of the Borrower Data is published in connection with an Eligible Loan, and other information, included in certain documents in the Loan Document Package, is not publicly disclosed and may constitute NPI (collectively, “Non-Public Borrower Data”). Purchaser will not utilize, and will not permit any Affiliate to utilize, Non-Public Borrower Data for any purpose not in connection with the transactions contemplated under this Agreement, and will not contact any Borrower for any purpose.
3.5    Insurance.
Servicer shall maintain, at its own expense, “Errors and Omissions” insurance, with broad coverage on all officers, employees or other persons under Servicer’s direct control and excluding any Subcontractors and Collection Agents, acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Loans (“Servicer Employees”). No provision of this Section 3.4 requiring such Errors and Omissions Insurance Policy shall diminish or relieve Servicer from its duties and obligations as set forth in this Agreement.
Servicer shall (on behalf of itself and its Affiliates and Subcontractors) at all times and at its sole cost and expense, also keep in full force and effect until one (1) year after termination of this Agreement, (i) comprehensive general liability insurance policies providing coverage in an amount totaling at least Three Million Dollars ($3,000,000.00) (satisfied through any combination of primary and secondary policies and including any umbrella policy) and (ii) workers compensation insurance in compliance with Applicable Law.
Unless otherwise agreed to by Purchaser, all insurance policies will be with insurers rated a minimum of “A minus” by A.M. Best.
Upon the request of Purchaser, Servicer shall cause to be delivered to Purchaser a certificate of insurance evidencing such required coverages.
3.6    Bankruptcies.
In the event that a Borrower files any bankruptcy proceedings, Servicer may (but shall not be required to) represent Purchaser’s interest in any bankruptcy proceedings relating to the Borrower in accordance with the Accepted Servicing Practices.
ARTICLE IV
GENERAL SERVICING PROCEDURES

4.1    Satisfaction of Loans and Release of Loan Documents.
Upon the receipt of all payments in satisfaction of any Loan in accordance with the proviso clause in the first sentence of Section 3.2(b), Servicer shall release or otherwise deliver a satisfaction, cancellation or termination notice or instrument for the related Loan Documents to the Borrower. Servicer shall provide appropriate notification to the Borrower of the satisfaction in full of such Loan and the cancellation and/or termination of the related Promissory Note, as required by Applicable Law or any Governmental Authority, or otherwise in accordance with the provision of services hereunder, within the time frame so prescribed.

4.2    Servicing Compensation.
Servicer and Purchaser acknowledge and agree that as consideration to Servicer for servicing the Loans subject to this Agreement, Purchaser shall be responsible for paying Servicer all Servicing Fees and Ancillary Fees in respect of each Loan that is the subject of this Agreement during any month or part thereof, in each case as and when the same shall become due and payable to Servicer.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1    Representations and Warranties of Servicer.
As a condition to the consummation of the transactions contemplated hereby, Servicer hereby makes the following representations, warranties and covenants to Purchaser:
(a)Due Organization, Licensing and Qualification. Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware to carry on its business as now being conducted and is qualified and in good standing in each state where a property is located if the laws of such state require qualification in order to conduct business of the type conducted by Servicer, except to the extent that the failure to obtain or maintain any such qualification would not reasonably be expected to have a Material Adverse Effect with respect to Servicer.

(b)Authority and Binding Agreement. Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Servicer, and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Servicer.

(c)Ability to Perform. Assuming full and complete performance by Purchaser with its covenants and obligations hereunder, Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement.

(d)No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Servicer of, or compliance by Servicer with this Agreement, including the servicing of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan except where the failure to obtain such consent, approval, license, registration, authorization or order would not be expected to have a Material Adverse Effect with respect to Servicer.

(e)No Proceedings. There are no judgments, proceedings or investigations pending against Servicer or, to the best knowledge of Servicer, threatened in writing against Servicer, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Servicer or its properties: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect with respect to Servicer.

(f)Accuracy of Information. The outstanding principal balance, payment history and charge off status of such Loan made available by Servicer to Purchaser through the Purchaser Online Account or through Servicer’s online platform as to such Loan is reported accurately in all material respects; provided, that Servicer does not make any representation or warranty as to the correctness of any information provided by Borrower.

(g)Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of Servicer.

(h)No Conflicts. Neither the execution and delivery of this Agreement, the acquisition and performance of the servicing responsibilities by Servicer, the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s charter or by-laws or any legal restriction or any agreement or instrument to which Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, unless such conflict or breach could not be expected to have a Material Adverse Effect with respect to Servicer on a consolidated basis, materially impair or interfere with the ability of Servicer to service the Loans, or materially impair the aggregate value or collectability of the Loans.

(i)No Default. Servicer is not in default under, and no event or condition exists that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment or other undertaking, to which Servicer is a party.

(j)Data Integrity. All material information provided by Servicer to Purchaser through Servicer’s platform relating to the servicing of each Loan is true, correct and consistent, in all material respects, with the information obtained or generated by Servicer in connection with its servicing of each such Loan, except as would not be expected to have a Material Adverse Effect with respect to Servicer. The forgoing is not intended to be a verification of any information provided by the related Borrower (A) that has been obtained in connection with the underwriting and acquisition of each such Loan or (B) that is not otherwise verified as part of the servicing of such Loan by Servicer in connection with the performance of its duties and obligations hereunder, and Servicer makes no representation or warranty as to the accuracy or truthfulness of such information. Purchaser acknowledges that it is assuming the risk of any incorrect or false information provided by a Borrower.

(k)No Material Change. There has been no Material Adverse Change with respect to Servicer that would affect Servicer’s ability to perform under this Agreement since the date of Servicer’s most recent financial statements, which are made publicly available through filings with the United States Securities and Exchange Commission.

(l)Compliance with Law and Accepted Servicing Practices. Servicer (i) is in material compliance with all Applicable Laws, including all applicable AML-BSA Laws, and (ii) is not in violation of any order of any Regulatory
Authority or other board or tribunal, except, in the case of both (i) and (ii), where any such noncompliance or violation would not reasonably be expected to have or result in a Material Adverse Effect with respect to Servicer; and Servicer has not received any notice that Servicer is not in material compliance in any respect with any of the requirements of any of the foregoing; Servicer has maintained in all material respects all records required to be maintained by any applicable Regulatory Authority; and Servicer is in material compliance with the Accepted Servicing Practices.

(m)Solvency. Servicer is solvent and there shall not have been commenced by or against the Servicer any voluntary or involuntary bankruptcy petition, nor has Servicer made an offer or assignment or compromise for the benefit of creditors.

(n)Tax Returns. Servicer has filed all tax returns (federal, state and local) required to be filed by it, such tax returns are true and accurate in all material respects, and Servicer has paid or made adequate provision for the payment of all taxes and other assessments and governmental charges.

(o)No Modification. Servicer has not amended the terms of the Loan Documents except as permitted by and in accordance with the Accepted Servicing Practices or the Loan Documents.

5.2    Representations, Warranties and Covenants of Purchaser.
As a condition to the consummation of the transactions contemplated hereby, and at all times prior to the termination of this Agreement, Purchaser hereby makes the following representations, warranties and covenants to Servicer:
(a)    Due Organization, Licensing and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is in good standing with every regulatory body having jurisdiction over its activities of Purchaser, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect with respect to Purchaser. If Purchaser is a Bank, (i) Purchaser is chartered under U.S. federal or state banking laws, or (ii) Purchaser is a foreign depository institution that will act for purposes of this Agreement solely through United States branches that are subject to U.S. federal or state banking laws.
(b)    Authority and Binding Agreement. Purchaser has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Purchaser and all requisite corporate action has been taken by Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms;
(c)    Ability to Perform. Assuming full and complete performance by Servicer with its covenants and obligations hereunder, Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects its covenants and obligations contained in this Agreement;
(d)    Ability to Service. To the extent that Purchaser or its designee may be designated as a Collection Agent at any time, or otherwise take any responsibility in the servicing of Loans, Purchaser or such designee has experience servicing Loans, with the facilities, procedures and experienced personnel necessary for the sound servicing of Loans hereunder;
(e)    No Consent or Approval Required. No consent, approval, license, registration, authorization or order of any Regulatory Authority is required for the execution, delivery and performance by Purchaser of, or compliance by Purchaser with this Agreement, including the holding of each Loan hereunder, or if required, such consent, approval, license, registration, authorization or order has been obtained prior to the related Purchase Date for such Loan.
5.3    Indemnification and Notice of Claims.
(a)Servicer’s Indemnification.

(i)    Indemnified Purchaser Party. Servicer shall indemnify and hold harmless Purchaser and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents (each, an “Indemnified Purchaser Party”) from and against any claims, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees incurred in connection with the defense of any actual, or threatened action, proceeding or claim, or any investigations with respect thereto) (collectively, “Losses”) to the extent that such Losses arise out of, and are imposed upon any such Indemnified Purchaser Party by reason of, (a) any material breach by Servicer of any covenant, agreement, representation or warranty of Servicer contained in this Agreement or (b) Servicer’s gross negligence or willful misconduct in the performance of its duties under this Agreement.

(ii)    Exceptions. Notwithstanding Section 5.3(a)(i) above, Servicer shall have no obligation to do any of the following: (A) except for acts or omissions that constitute fraud, gross negligence or willful misconduct of Servicer or its employees or agents, indemnify any Indemnified Purchaser Party for any punitive damages or for any actual or lost profits of such Indemnified Purchaser Party, regardless of whether Servicer knew or was aware of such possible Losses; (B) indemnify or hold harmless an Indemnified Purchaser Party from and against any Losses to the extent such Losses result from the negligence or willful misconduct of or material breach of this Agreement by any potential Indemnified Purchaser Party; (C) indemnify any Indemnified Purchaser Party from and against any Losses resulting from any material breach by Servicer of any covenant or agreement of Servicer contained in Sections 3.1, 3.2 and 5.1 (any claim with respect thereto, a “Specified Indemnity Claim”) if such Specified Indemnity Claim can be and is fully satisfied through the Repurchase Procedure or Resale Procedure pursuant to Section 5.3(a)(v); (D) indemnify any Indemnified Purchaser Party with respect to any Specified Indemnity Claim unless (i) the Loan(s) with respect to which such Losses are payable have become Charged Off Loan(s); and (ii) the Loan(s) with respect to which such Losses are payable have been Charged Off Loan(s) for no more than 90 calendar days; (E) indemnify any Indemnified Purchaser Party with respect to any Specified Indemnity Claim for any amount in excess of the outstanding principal balance(s) of the applicable Loan(s) on the date the Loan(s) become Charged Off Loan(s); or (F) indemnify any Indemnified Purchaser Party with respect to a Specified Indemnity Claim if the aggregate amount of all such Specified Indemnity Claims under this Agreement, the Purchase Agreement and any Multi-Party Agreement with respect to the applicable Addendum is less than or equal to the Indemnity Deductible. For the avoidance of doubt, Servicer shall only be obligated to indemnify an Indemnified Purchaser Party with respect to Specified Indemnity Claims made after the applicable Indemnity Deductible has been satisfied and only for amounts in excess of the applicable Indemnity Deductible; provided, that if an Indemnity Deductible is satisfied but also exceeded by a particular Specified Indemnity Claim, Servicer shall only be obligated to indemnify an Indemnified Purchaser Party with respect to the portion of the Specified Indemnity Claim that exceeds the applicable Indemnity Deductible.

(iii)    Purchaser Claims Notice. Purchaser shall be responsible for making any claim for indemnity pursuant to this Section 5.3(a) on behalf of any Indemnified Purchaser Party. Purchaser shall provide prompt written notice (a “Purchaser Claims Notice”) to Servicer describing any claim for indemnity pursuant to Section 5.3(a)(i) within sixty (60) days after the date on which (1) Purchaser or (2) any other Person to whom such Loan shall have been sold, transferred or assigned, receives notice of, becomes aware of (or should have become aware of in the diligent exercise of their duties) or knows of the applicable breach. Furthermore, Purchaser shall include in each Purchaser Claims
Notice regarding a Specified Indemnity Claim, for each affected Loan, (A) a certification of an authorized officer of Purchaser as to the satisfaction of each of the conditions to indemnification set forth in Section 5.3(a)(v) and (vi) and (B) sufficient information and supporting documentation as may necessary to describe the relevant details of the Specified Indemnity Claim and the underlying Loan (to the extent not otherwise known to Servicer).

(iv)    Servicer Response Process. If Servicer disagrees with the claim set forth in a Purchaser Claims Notice, Servicer shall formally dispute the claim in a writing delivered to Purchaser within sixty (60) days of receipt of such Purchaser Claims Notice. If Servicer does not elect to dispute the claim (and the applicable Indemnity Deductible has been satisfied), Servicer shall do one of the following within ninety (90) days of its receipt of the Purchaser Claims Notice: (A) make payment of the applicable indemnification amount to Purchaser, (B) commence the Repurchase Procedure, or (C) commence the Resale Procedure. Notwithstanding the foregoing, Servicer may only elect to carry out the Repurchase Procedure or the Resale Procedure (1) with respect to a Specified Indemnity Claim and (2) to the extent that any material breach giving rise to such claim has not been cured by Servicer within ninety (90) of receipt of the related Purchaser Claims Notice.

(v)    Specified Indemnity Claims.

(1)    General. Servicer shall have no obligation to indemnify or hold harmless any Indemnified Purchaser Party from and against any Losses to the extent such Losses result from any Specified Indemnity Claim unless (A) such breach shall have materially and adversely affected the interest of Purchaser in the related Loan, (B) Purchaser or, at its option, its subsequent transferee or assignee can transfer good and marketable title to the affected Loan on the date it is to be repurchased by Servicer for the Repurchase Price or, at the direction of Servicer, sold to a third party for the Resale Price, (C) Purchaser is the party requesting such indemnification, and (D) Purchaser shall have provided a Purchaser Claims Notice in respect thereof in accordance with the terms of Section 5.3(a)(iii) hereof. In addition, Purchaser shall cause each Person to whom a Loan is sold, transferred or assigned to agree in writing to provide prompt written notice to Purchaser of such Person’s notice or knowledge of the occurrence of any breach of any covenant or agreement of Servicer contained in Sections 3.1, 3.2 and 5.1.

(2)    Repurchase Procedure. Subject to Section 5.3(a)(i)-(ii), if Servicer elects and implements the Repurchase Procedure with respect to a Loan, Servicer shall have no further indemnity obligations to Purchaser for any breach of this Agreement with respect to such Loan. Servicer shall finalize and/or complete the Repurchase Procedure and pay the related Repurchase Price to Purchaser within 120 days of Servicer’s receipt of the related Purchaser Claims Notice.

(3)    Resale Procedure. Subject to Section 5.3(a)(i)-(ii), if Servicer elects and implements the Resale Procedure with respect to a Loan, Servicer shall pay to Purchaser an amount equal to the positive difference, if any, between (x) the outstanding principal balance of such Loan as of the date of such resale and (y) the related Resale Price (any such positive difference, a “Resale Differential”). Subject to the following paragraph, Servicer shall finalize and/or complete the Resale Procedure, pay any due and owed Resale Differential payments to Purchaser and arrange for payment in full of the Resale Price by the applicable buyer(s) to Purchaser within 120 days of Servicer’s receipt of the related Purchaser Claims Notice (“Resale Period”).

For the avoidance of doubt, the obligations of Servicer with respect to a Specified Indemnity Claim for which it has elected the Resale Procedure are not satisfied until the applicable
Resale Price (together with any due and owed Resale Differential) has been received by the Purchaser (or its designee) by wire transfer into the account Purchase shall specify prior to such sale (or such other payment method reasonably acceptable to Purchaser). Notwithstanding the Resale Period, in the event any proposed buyer fails to make the requisite payment of the Resale Price, Servicer shall remain obligated to pay the full Resale Price (less any previously paid Resale Differential made in anticipation of a successful Resale Procedure sale) within sixty (60) days of Servicer’s receipt of notice from Purchaser (or its designee) of such failed payment.
(vi)    Assignment and Multi-Party Agreements. For the avoidance of doubt, (a) Purchaser hereby acknowledges that it bears the risk of non-payment by the obligors of the Loans and associated credit-related losses in respect thereof, and indemnification shall not be available for any such non-payment or associated losses under this Agreement, (b) to the extent that that any rights of Purchaser hereunder, or under the Purchase Agreement (including any executed Addenda) or any Multi-Party Agreement are assigned or otherwise transferred to a third party in accordance with the terms of this Agreement or such other agreements, as applicable, any such assignee or beneficiary shall not, unless consented to in writing by Servicer, be permitted to claim indemnification hereunder and, in the case any such consent shall have been provided by Servicer, shall be bound by the limits on indemnification contained in this Section 5.3(a) as if such assignee or beneficiary were Purchaser, and such assignee or beneficiary may only claim indemnity in conjunction with, or in place of, Purchaser and (c) multiple recoveries for any single breach shall not be permitted.

(b)    Purchaser’s Indemnification. Purchaser shall indemnify and hold harmless Servicer and its Affiliates, trustees, directors, officers, employees, members, managers, representatives, stockholders and agents (each, an “Indemnified Servicer Party”) from and against any Losses incurred by Servicer in connection with this Agreement, except to the extent that such Losses arise out of, and are imposed upon any such Indemnified Servicer Party by reason of, (a) any material breach by Servicer of any covenant, agreement, representation or warranty of Servicer contained in this Agreement or (b) Servicer’s gross negligence or willful misconduct in the performance of its duties under this Agreement. Servicer shall provide prompt written notice (a “Servicer Claims Notice”, and together with a Purchaser Claims Notice and as the context suggests, each a “Claims Notice”) to Purchaser of any claim for indemnity pursuant to this Section 5.3(b). In the case of any claim for indemnity made pursuant to this Section 5.3(b), if Purchaser does not dispute the claim made by Servicer in writing within sixty (60) days of receipt of the related Servicer Claims Notice, Purchaser shall make payment of the applicable indemnification amount to Servicer within ninety (90) days of receipt of the related Servicer Claims Notice. Notwithstanding the foregoing, Purchaser shall have no obligation to do any of the following: (i) except for acts or omissions that constitute fraud, gross negligence or willful misconduct of Purchaser or its employees or agents, indemnify any Indemnified Servicer Party for any punitive damages or for any actual or lost profits of such Indemnified Servicer Party, regardless of whether Purchaser knew or was aware of such possible Losses; or (ii) indemnify or hold harmless an Indemnified Servicer Party from and against any Losses to the extent such Losses result from the negligence or willful misconduct of or breach of this Agreement by any Indemnified Servicer Party.

(c)    Notice of Claims. Each Party against whom a claim for indemnity pursuant to this Section 5.3(c) shall have been made (each, an “Indemnifying Party”) shall have the right to defend the Person seeking such indemnity (each, an “Indemnified Party”) with counsel of such Indemnifying Party’s choice in respect of any third party claim, so long as (i) such counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall have provided written notice to the Indemnified Party, within thirty (30) days after receipt by the Indemnifying Party of the related Claims Notice, indicating that the Indemnifying Party will indemnify the Indemnified Party in accordance with the terms of this Section 5.3 and (iii) the Indemnifying Party conducts the defense of the third party claim or matter actively and diligently. The Indemnified Party shall have the right to retain separate co-counsel at its sole cost and expense and participate in the defense of any such claim or matter. Knowledge by an Indemnified Party of any breach or non-compliance hereunder shall not constitute a waiver of such Indemnified Party’s rights and remedies under this Agreement, provided that such Indemnified Party shall have notified the applicable Indemnifying Party of such breach or non-compliance in a timely manner. No express or implied waiver by an Indemnified Party of any default hereunder shall in any way be, or be construed to be, a waiver of any other default. The failure or delay of an Indemnified Party to exercise any of its rights granted hereunder regarding any default shall not constitute a waiver of any such right as to any other default, and any single or partial exercise of any particular right granted to an Indemnified Party hereunder shall not exhaust the same or constitute a waiver of any other right provided herein.

ARTICLE VI
ADDITIONAL COVENANTS

6.1.	Existence, Qualification.

Servicer shall keep in full effect its existence, rights and franchises, and shall obtain and preserve its licenses or other approvals to service the Loans and its qualifications to do business in each jurisdiction in which such licenses, approvals and qualifications are or shall be necessary to protect the validity and enforceability of this Agreement and to perform the servicing of the Loans under this Agreement, except where such failure could not be expected to have a Material Adverse Effect with respect to Servicer.

6.2.	Limitation on Liability of Servicer and Others.

Neither Servicer nor any of the directors, officers, employees or agents of Servicer shall have any liability to Purchaser for taking any action or refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect Servicer or any such Person against any material breach of any covenants, warranties or representations made herein or any liability for Servicer’s gross negligence or willful misconduct. Servicer and any director, officer, employee or agent of Servicer may rely in good faith, without investigation, on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that Servicer may undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the Parties hereto. In such event, notwithstanding anything to the contrary herein, Servicer shall be entitled to full and prompt reimbursement from Purchaser for the reasonable legal expenses and costs of such action.
6.3    Limitation on Resignation by Servicer.

Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of Servicer and Purchaser or upon Servicer’s reasonable determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by Servicer without unreasonable costs or expenses. Any such determination permitting the resignation of Servicer shall be in the reasonable discretion of Servicer.

6.4    Relationship With Customers.

Purchaser acknowledges that LendingClub will maintain an ongoing relationship with the Borrower of each Loan, and Purchaser agrees that it will have no marketing rights with respect to any Borrower.

6.5    Business Continuity and Disaster Recovery Plan.

Servicer shall, at its own expense, design, implement, and maintain a business continuity and disaster recovery program and viable response and recovery capabilities for the services provided hereunder. As part of its periodic assessment of availability risks, Servicer shall consider the need for geographic diversification of document storage, software/data backup storage, and workplace and systems recovery, as described in the Federal Financial Institutions Examination Council’s Business Continuity Planning IT Examination Handbook. At a minimum, Servicer’s core processing facilities and operations will include full weekly backup and daily incremental backup to ensure minimal exposure to systems failure. Servicer will make commercially reasonable efforts to ensure the continuity of operations. Upon Purchaser’s request, Servicer shall provide a copy of its business continuity and disaster recovery program summary to Purchaser and/or permit Purchaser to review Servicer’s business continuity and disaster recovery plans at Servicer’s location. Servicer shall regularly, but no less than annually, test its business continuity and disaster recovery capabilities. Servicer shall update its plans in a timely manner. In the event of a natural or other disaster beyond Servicer’s control that interrupts Servicer’s performance of any services described hereunder for any period, Servicer shall respond to such disaster in a commercially reasonable time period in accordance with the procedures contained in the business continuity and disaster recovery plans in order to resume performance of such services.

6.6    Cooperation in Financing Efforts.

In the event that Purchaser seeks to arrange financing to facilitate its purchase or maintenance of Eligible Loans, as described in the Purchase Agreement, Servicer will cooperate with Purchaser’s efforts, including: (i) considering reasonable amendments to this Agreement (and requesting any required consents or approvals) to contemplate such financing arrangements; (ii) considering a reasonable multi-party or similar agreement with Purchaser and Purchaser’s source of financing (and requesting any required consents or approvals); and (iii) considering consent to Purchaser’s assignment of its obligations under this Agreement and the Purchase Agreement (and requesting any required consents or approvals) in connection with a securitization transaction. In each case, Servicer’s consent to such amendments, modifications or agreements will be in the sole and absolute discretion of Servicer and, in addition, will take into account any additional costs, liabilities or operational obligations that may be requested.

ARTICLE VII
TERMINATION

7.1    Termination for Event of Default.
(a)This Agreement shall be terminable at the sole option of Purchaser upon the occurrence of any of the following events, to the extent such events have a Material Adverse Effect with respect to Servicer (each, a “Servicer Event of Default”):

(i)
failure by Servicer to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Purchaser; or

(ii)
failure by Servicer to maintain licenses, approvals, qualifications and authorizations to do business or service any Loans in any jurisdiction where the related Borrowers are residents, to the extent required under Applicable Law, and such failure continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer received written notice of such failure from any Regulatory Authority; or

(iii)
a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(iv)
Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of its property; or

(v)
any representation or warranty made by Servicer shall prove to be untrue or incomplete in any material respect such as to create a Material Adverse Effect with respect to Servicer on a consolidated basis, which continues unremedied for a period of thirty (30) days after receipt by Servicer of written notice of such failure, requiring the same to be remedied, from Purchaser; or

(vi)
any failure by Servicer to make any undisputed payment, transfer or deposit into the Purchaser Online Account(s) as required by this Agreement which continues unremedied for a period of five (5) Business Days after Servicer’s receipt of notice of such failure from Purchaser; or

(vii)
any Regulatory Authority shall have condemned, seized or appropriated, or to have assumed custody or control of, all or any substantial part of the property of Servicer, or shall have taken any action to displace the management of Servicer or to curtail its authority in the conduct of the business of Servicer, or takes any action in the nature of enforcement to remove, limit or restrict the licensing or approval of Servicer as a servicer of loans;

In addition, this Agreement will automatically terminate if (A) Servicer shall make an offer or assignment or compromise for the benefit of its creditors, or (B) there shall be commenced by or against Servicer any voluntary or involuntary bankruptcy, insolvency or similar proceedings and, in the case of an involuntary proceeding, either such proceedings remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur.
In each and every case that the Servicer Event of Default is continuing, in addition to whatsoever rights that Purchaser may have at law or equity to damages, including injunctive relief and specific performance, Purchaser may, by notice in writing to Servicer, terminate all the rights and obligations of Servicer under this Agreement and in and to the servicing contract established hereby and the proceeds thereof, except as incurred prior to the effective date of such termination.
(b)This Agreement shall be terminable at the sole option of Servicer, upon the occurrence any of the following events (each, a “Purchaser Event of Default”):

(i)
failure by Purchaser to duly observe or perform in any material respect any of its covenants, obligations or agreements set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(ii)
failure by Purchaser to satisfy its obligations to compensate Servicer for its servicing activities as set forth in this Agreement that continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from Servicer;

(iii)
failure by Purchaser to maintain licenses, approvals, qualifications and authorizations to do business, to the extent required under Applicable Law, and such failure continues unremedied for a period of thirty (30) days after the earlier of the date upon which Purchaser received written notice of such failure from any Regulatory Authority;

(iv)
a decree or order of a court or agency or supervisory authority or Regulatory Authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Purchaser and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or

(v)
Purchaser shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Purchaser or of or relating to all or substantially all of its property.

Upon receipt by either Party of such written notice of termination, or upon automatic termination, all authority and power of Servicer under this Agreement, whether with respect to the Loans or otherwise, shall pass to and be vested in Purchaser or its designee, and all Servicing Rights with respect to Loans shall be immediately assigned, transferred and conveyed to Purchaser or its designee. Servicer shall prepare, execute and deliver to Purchaser (or its designee) any and all documents and other instruments, place in such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the Loans and related Loan Documents and servicing data. Servicer shall, in a timely manner, cooperate with Purchaser (or its designee) in effecting the termination of the servicing responsibilities and rights hereunder and the transfer of the servicing functions and the Servicing Files, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by Servicer to the applicable Purchaser Online Account(s) or thereafter received with respect to the Loans. Servicer shall be entitled only to any accrued and unpaid Servicing Compensation and Ancillary Fees through the effective date of such termination.
By a written notice, either Party may waive any default by the other in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.
7.2    Transfer to Purchaser.
Simultaneously with the termination of Servicer’s responsibilities and duties under this Agreement pursuant to Section 7.1, Purchaser shall (i) succeed to and assume all of Servicer’s responsibilities, rights, duties and obligations under this Agreement simultaneously with the termination of Servicer’s responsibilities, duties and liabilities under this Agreement or (ii) appoint a successor to succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement simultaneously with the termination of Servicer’s responsibilities, duties and liabilities under this Agreement. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to Section 7.1, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the earlier of: (x) the effective date it receives notice from Purchaser that a successor servicer has assumed such duties and responsibilities; or (y) the date that is thirty (30) days following the date of notification of termination; with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.
Within thirty (30) days of a termination pursuant to Section 7.1, Servicer shall prepare, execute and deliver to Purchaser or the successor entity and place in Purchaser’s or such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the Servicing Files and related documents. Servicer shall, in a timely manner, cooperate with Purchaser in effecting the termination of Servicer’s responsibilities and rights hereunder and the transfer of servicing responsibilities to Purchaser or the successor entity, including without limitation, the transfer to Purchaser or the successor entity for administration by it of all cash amounts which shall at the time be credited by Servicer to the applicable Purchaser Online Account(s) or thereafter received with respect to the Loans.

7.3    Survival.
The provisions of Sections 3.3, 5.3, 8.3, 8.4, 8.5 and 8.14 shall survive any termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1.	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed, by registered or certified mail, return receipt requested, to the appropriate Party hereto at the address below, or (b) transmitted by facsimile transmission or by electronic mail with acknowledgment, to the appropriate Party hereto at the facsimile number or the electronic mail address provided below:
If to Purchaser:
[Address]
Attention:
Email:
If to Servicer:
LendingClub Corporation
71 Stevenson St., Suite 300
San Francisco, CA 94105
Attention: SVP, Institutional Group
Email: jbogan@lendingclub.com

With a copy to (which will not constitute notice):

LendingClub Corporation 71 Stevenson St., Suite 300 San Francisco, CA 94105 Attention: General Counsel Email: jaltieri@lendingclub.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by facsimile, email, or air courier will be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

8.2.	Severability.

Any part, provision, representation or warranty of this Agreement that is prohibited or not fully enforceable in any jurisdiction, will be ineffective only to the extent of such prohibition or unenforceability without otherwise invalidating or diminishing either Party’s rights hereunder or under the remaining provisions of this Agreement in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any respect any such provision in any other jurisdiction.

8.3.	Place of Delivery and Governing Law.

This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by Purchaser in the State of Delaware and shall be deemed to have been made in the State of Delaware.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.4.	Submission to Jurisdiction; Waiver of Jury Trial.

EACH PARTY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT.
EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

8.5.	LIMITATION OF LIABILITY.

EXCEPT FOR ACTS OR OMISSION THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER ENTITY FOR ANY LOST PROFITS, COSTS OF COVER, OR OTHER SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, UNDER THIS AGREEMENT INCURRED OR CLAIMED BY ANY PARTY OR ENTITY (OR SUCH PARTY OR ENTITY’S OFFICERS, DIRECTORS, STOCKHOLDERS, MEMBERS OR OWNERS), HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

8.6.	Further Agreements.

Purchaser and Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

8.7.	Successors and Assigns; Assignment of Servicing Agreement.

This Agreement shall bind and inure to the benefit of and be enforceable by Servicer and Purchaser and the respective successors and assigns of Servicer and Purchaser. Except as otherwise provided in this Agreement, the rights and obligations of either Party under this Agreement shall not be assigned without the prior written consent of the other Party, and any such assignment without the prior written consent of the other Party shall be null and void.

8.8.	Amendment; Waiver.

Except as otherwise expressly provided herein, Purchaser and Servicer may amend this Agreement, from time to time, in a writing signed by duly authorized officers of Servicer and Purchaser; provided, however, that Servicer may reduce or otherwise waive its rights under Exhibit A in a writing signed by a duly authorized officer of Servicer. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

8.9.	Exhibits.
The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

8.10.	Costs.

Each of Purchaser and Servicer shall bear its own costs and expenses in connection with this Agreement, including without limitation any commissions, fees, costs, and expenses, including those incurred in relation to due diligence performed or legal services provided in connection with this Agreement.

8.11.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the Parties.

8.12.	No Joint Venture or Partnership.

Each Party hereto (including any of its respective permitted successors and assignees) acknowledges and agrees that such Party will not hold itself out as an agent, partner or co-venturer of any other Party hereto and that this Agreement and the transactions contemplated hereby, including the payment of any fees or the reimbursement of any expenses, is not intended and does not create an agency, partnership, joint venture or any other type of relationship between or among the Parties hereto, except to the extent that any independent contractual relationship established hereby.

8.13.	Entire Agreement.

As of the Effective Date, each Party hereby acknowledges and agrees that this Agreement, together with the exhibits hereto, represents the complete and entire agreement between the Parties, and shall supersede all prior written or oral statements, agreements or understandings between the Parties relating to the subject matter of this Agreement.

8.14.	No Petition.

Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by Applicable Law, each Party agrees that it shall not institute, or join any other Person in instituting, a petition or a proceeding that causes (a) the other Party to be a debtor under any federal or state bankruptcy or similar insolvency law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for such other Party or any substantial part of any of its property.

8.15.	Force Majeure.

If any Party anticipates being unable or is rendered unable, wholly or in part, by an extreme and unexpected force outside the control of such Party (including, but not limited to, act of God, legislative enactments, strikes, lock-outs, riots, acts of war, epidemics, fire, communication line or power failure, earthquakes or other disasters) to carry out its obligations under this Agreement, that Party shall give to the other Party in a commercially reasonable amount of time written notice to that effect, the expected duration of the inability to perform and assurances that all available means will be employed to continue and/or restore performance. Upon receipt of the written notice, the affected obligations of the Party giving the notice shall be suspended so long as such Party is reasonably unable to so perform and such Party shall have no liability to the other for the failure to perform any suspended obligation during the period of suspension; however, the other Party may at its option terminate this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused to be duly authorized, executed and delivered, as of the date first above written, this MASTER LOAN SERVICING AGREEMENT.
LendingClub Corporation
(Servicer)

By:	_____________________________

Name:	_______________________

Title:	_______________________
[__________________]
(Purchaser)

By:	_______________________________

Name:	_________________________
Title: __________________________

MASTER LOAN SERVICING AGREEMENT - Signature Page

EXHIBIT A

SERVICING FEE
Servicing Fee: With respect to LendingClub acting as Servicer, and as determined for each calendar month (as of the last day of each such month), the Servicing Fee shall be equal to the product of (1) 1/12, (2) the outstanding principal balance of all Loans being serviced by Servicer under the Servicing Agreement as of the end of each month (collectively, the “Assets”), and (3) a “Fee Percentage” equal to a number of basis points (the “Fee Percentage”) depending upon the amount of Assets, calculated as follows:

Amount of Assets        Fee Percentage            Addendum
Any Amount            [____] basis points ([___]%)        No. [__]
Any Amount            [____] basis points ([___]%)        No. [__]
Any Amount            [____] basis points ([___]%)        No. [__]

The Servicing Fee shall be payable by Purchaser (or any subsequent holder of the Loans) monthly in arrears.
Charged Off Loan Servicing Fee: The Servicing Fee with respect to Charged Off Loans shall be up to 35% (or such other percentage as is made publicly available by Servicer) of Liquidation Proceeds from the sale of Charged Off Loans sold on behalf of Purchaser.

MASTER LOAN SERVICING AGREEMENT - Exhibit A

EXHIBIT B

CHARGE OFF POLICY

MASTER LOAN SERVICING AGREEMENT - Exhibit B

EXHIBIT C

POWER OF ATTORNEY

From [____________], as Purchaser, to
LendingClub Corporation, as Servicer

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, the Loan Servicing Agreement, dated as of [______], 20__, between LendingClub Corporation, a Delaware corporation (“LendingClub”), as servicer (in such capacity, the “Servicer”) and [__________], a [______________] as a purchaser (in such capacity, the “Purchaser”) (the “Loan Servicing Agreement”).

WHEREAS, in connection with the Loan Servicing Agreement, Purchaser agrees to constitute and appoints Servicer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time, for the purpose of carrying out the terms of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages, and to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to accomplish the purposes of the Loan Servicing Agreement as related to the Charged Off Loans and complying with the terms of the related Loan Document Packages.

Capitalized terms used and not defined herein have the meanings assigned to them in the Loan Servicing Agreement.

NOW, THEREFORE, Purchaser does hereby:

1.
constitute and appoint Servicer and any officer or agent thereof (which are referred to herein collectively as “Attorneys” and individually as “Attorney”) with full power of substitution, as its true and lawful attorney-in-fact of Purchaser with full power and authority in the place and stead of Purchaser, and in the name of Purchaser or in its own name, from time to time:

(a)	to carry out the terms of Section 3.2(c) in connection with the sale and transfer of a Charged Off Loan;

(b)	to execute a joinder agreement in a form approved by Purchaser joining Purchaser to an agreement or agreements between Servicer and (A) a Charged Off Loan Broker and (B) a Charged Off Loan Purchaser;

(c)
to take any action and execute any instruments or documents that Servicer may deem reasonably necessary or advisable to transfer and convey each of the Charged Off Loans from Purchaser to a Charged Off Loan Purchaser or its successors or assignees in accordance with the Loan Servicing Agreement and the Purchase Agreement.

2.
Further authorize and empower each such Attorney, for and in the place and stead of Purchaser and in the name of Purchaser: (a) to file and record this Power of Attorney with the appropriate public officials; and (b) to appoint and name such substitute attorneys with all authority and powers hereunder, provided that such substitute attorneys are duly elected and qualified officers of Purchaser.

Purchaser covenants and grants to the Attorneys full authority and power to execute any documents and instruments and to do and perform any act that is necessary or appropriate to effect the intent and purposes of the foregoing authority and powers hereunder. Purchaser further ratifies and confirms each act that the Attorneys shall lawfully do or cause to be done in accordance with the authority and powers granted hereunder. The foregoing authority and powers granted hereunder shall not be deemed breached by reason of any action or omission of any Attorneys appointed hereunder. Purchaser covenants and agrees that, from time to time at the request of Servicer, Purchaser shall execute instruments confirming all of the foregoing authority and powers of any Attorneys.

MASTER LOAN SERVICING AGREEMENT - Exhibit C

Without actual notice to the contrary, any person may rely on authorities and powers granted hereunder and any actions of the Attorneys taken pursuant to such authorities and powers as the valid, binding and enforceable actions of Servicer and that all conditions hereunder to the exercise of such actions by the Attorneys have been completed and are satisfied. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Purchaser as to the authority of Attorney to take any action described herein, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Purchaser irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney.

This Power of Attorney is revocable by Purchaser upon thirty (30) days’ written notice to Servicer.

MASTER LOAN SERVICING AGREEMENT - Exhibit C

IN WITNESS WHEREOF, this Power of Attorney is executed by Purchaser on this _____ day of __________, 20__.

[___________________],
as Purchaser

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF ________________        §

COUNTY OF ______________        §

On the _____ day of ___________________, 201_, before me personally appeared the above-named _________________________________ of [Company], to me known and known to me to be the ____________________________ of said company, and acknowledged said instrument so executed to be his/her free act and deed in said capacity and the free act and deed of said company.

_________________________________                                            Notary Public
Printed Name:
My Commission Expires:

MASTER LOAN SERVICING AGREEMENT - Exhibit C

EXHIBIT D

ELECTION TO REINVEST OR DISTRIBUTE PRINCIPAL AND INTEREST

Pursuant to Section 3.2(e) of the Master Loan Servicing Agreement, Purchaser makes the following elections regarding the reinvestment or disbursement of principal and interest Proceeds.

Select one of the three following options:

☐ (1) Distribute principal and interest
For option #1, please also select distribution (a) timing and (b) payment type:

(a)	☐Monthly ACH*

(b)	☐Daily ACH**

(c)	☐Monthly Wire*

☐ (2) Distribute interest only (monthly wire payments only)***

☐ (3) Reinvest principal and interest****

______________________
*Monthly P&I distributions will be made on or around the 10th of each month.
**Daily ACH requires that Purchaser input additional information via Purchaser’s investor account on Servicer’s website.
***Distributions of net interest income only (i.e., net of fees and charge offs) will be made via wire payments on or around the 10th of each month. Principal will be reinvested in accordance with the terms of the Purchase Agreement.
****Principal and interest will be reinvested in accordance with the terms of the Purchase Agreement.

If Purchaser has previously made elections regarding the monthly reinvestment or disbursement of principal and interest, Purchaser acknowledges and agrees that the election set forth above shall supersede and replace any such prior elections in their entirety and, once effective, shall serve as the sole and complete election regarding the reinvestment or distribution of principal and interest applicable to each Purchaser Online Account.

This election shall have no force or effect unless signed and dated by Purchaser below and acknowledged as received and accepted by Servicer where indicated.

PURCHASER:
[_____________________]

By: ____________________________
Name:
Title:

MASTER LOAN SERVICING AGREEMENT - Exhibit D